EXPLANATORY NOTE: This Schedule 13G was originally filed with the Securities and Exchange Commission as a Schedule 13G/A under CIK No. 0001296347 on February 14, 2007 and is being re-filed under CIK No. 0001318568.




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*





                        Global Cash Access Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    378967103
--------------------------------------------------------------------------------

                                 (CUSIP Number)



                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|     Rule 13d-1(b)

|X|     Rule 13d-1(c)

|_|     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.      378967103
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               -----------------------------------------------------------------
                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                               -------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Delaware
                                                      --------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                       3,578,637
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   3,578,637
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    3,578,637
                                                               -----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                 -----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           4.3%
                                                               -----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                 CO
                                                          ----------------------
--------------------------------------------------------------------------------

CUSIP No.      378967103
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        USA
                                                        ------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        3,868,883
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   3,868,883
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    3,868,883
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         4.7%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               IN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      378967103
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   James J. Pallotta
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization      USA
                                                       -------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        3,868,883
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   3,868,883
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    3,868,883
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           4.7%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                 IN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      378967103
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------
                    13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Delaware
                                                         -----------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                          290,246
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                     290,246
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      290,246
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           0.4%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                 OO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      378967103
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   The Tudor BVI Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

              (a)
                  --------------------------------------------------------------
              (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Cayman Islands
                                                    ----------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                          541,496
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                     541,496
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      541,496
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           0.7%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                 CO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      378967103
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                              --------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Cayman Islands
                                                        ------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        2,429,534
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   2,429,534
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    2,429,534
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           3.0%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                CO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      378967103
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   The Altar Rock Fund L.P.
               -----------------------------------------------------------------
                   06-1558414
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                              --------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Delaware
                                                        ------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                 0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                           26,912
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                            0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                      26,912
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       26,912
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.03%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                 PN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      378967103
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Ventures II L.P.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                              --------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Cayman Islands
                                                        ------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                 0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                          580,695
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                            0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                     580,695
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      580,695
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           0.7%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                 PN
                                                                ----------------
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             Global Cash Access Holdings, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             3525 East Post Road
             Suite 120
             Las Vegas, NV  89120

Item 2(a).   Name of Person Filing:

             Tudor Investment Corporation ("TIC")
             Paul Tudor Jones, II
             James J. Pallotta
             Tudor Proprietary Trading, L.L.C. ("TPT")
             The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Altar Rock Fund L.P. ("Altar Rock")
             Tudor Ventures II L.P. ("Tudor Ventures")

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The principal business office of each of TIC and TPT is:

             1275 King Street
             Greenwich, CT 06831

             The principal business office of Mr. Jones and Altar Rock is:

             c/o Tudor Investment Corporation
             1275 King Street
             Greenwich, CT 06831

             The principal business office of Mr. Pallotta is:

             c/o Tudor Investment Corporation
             50 Rowes Wharf, 6th Floor
             Boston, MA 02110

             The principal business office of each of BVI Portfolio, Raptor Portfolio, and Tudor Ventures is:

             c/o CITCO
             Kaya Flamboyan 9
             P.O. Box 4774
             Curacao, Netherlands Antilles

Item 2(c).   Citizenship:

             TIC is a Delaware corporation.
             Messrs. Jones and Pallotta are citizens of the United States.
             TPT is a Delaware limited liability company.
             BVI Portfolio and Raptor Portfolio are companies organized under the laws of the Cayman Islands.
             Altar Rock is a Delaware limited partnership.

             Tudor Ventures is a Cayman Islands limited partnership.


Item 2(d).   Title of Class of Securities:

             Common Stock, par value $0.001

Item 2(e).   CUSIP Number:

             378967103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ]  Broker or Dealer registered under section 15 of the Act
         (b) [ ]  Bank as defined in section 3(a)(6) of the Act
         (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)
                  (1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of December 31, 2006).

         (a) Amount Beneficially Owned: See Item 9 of cover pages

         (b) Percent of Class: See Item 11 of cover pages

         (c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                    See Item 5 of cover pages
                    ------------------------------------------------------
               (ii) shared power to vote or to direct the vote
                    See Item 6 of cover pages
                    ------------------------------------------------------

               (iii) sole power to dispose or to direct the disposition of
                     See Item 7 of cover pages
                    ------------------------------------------------------

               (iv) shared power to dispose or to direct the disposition of
                    See Item 8 of cover pages
                    ------------------------------------------------------

              The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (290,246 shares), BVI Portfolio (541,496 shares), Raptor Portfolio (2,429,534 shares), Altar Rock (26,912 shares), and Tudor Ventures (580,695 shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and Tudor Ventures, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].



Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             See cover pages

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Dated:    February 14, 2007


                                    TUDOR INVESTMENT CORPORATION


                                    By:      /s/ Stephen N. Waldman
                                         -------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate
                                         General Counsel




                                         /s/ Paul Tudor Jones, II
                                         -------------------------------
                                         Paul Tudor Jones, II



                                         /s/ James J. Pallotta
                                         -------------------------------
                                         James J. Pallotta


                                    TUDOR PROPRIETARY TRADING, L.L.C.


                                    By:      /s/ Stephen N. Waldman
                                         -------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate
                                         General Counsel


                                    THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                    By:   Tudor Investment Corporation,
                                          Trading Advisor

                                         By: /s/ Stephen N. Waldman
                                         -------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                             General Counsel

                                    THE RAPTOR GLOBAL PORTFOLIO LTD.

                                    By:  Tudor Investment Corporation,
                                         Investment Adviser


                                         By: /s/ Stephen N. Waldman
                                         -------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                             General Counsel

                                    THE ALTAR ROCK FUND L.P.

                                    By:  Tudor Investment Corporation,
                                         General Partner


                                         By: /s/ Stephen N. Waldman
                                         -------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                             General Counsel

                                    TUDOR VENTURES II L.P.

                                    By:  Tudor Ventures Group L.P.,
                                         Managing General Partner

                                         By: Tudor Ventures Group LLC,
                                             General Partner

                                             By:  Tudor Group Holdings LLC,
                                                  Sole Member


                                                  By: /s/ Stephen N. Waldman
                                                  ------------------------------
                                                  Stephen N. Waldman
                                                  Managing Director and
                                                  Assistant Secretary